John D. Milton, Jr.                904/355-1781, Ext. 258
     Executive Vice President, Treasurer & CFO



FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES RECORD FIRST QUARTER
RESULTS

Jacksonville, Florida: January 31, 2007 - Florida Rock Industries, Inc. (NYSE-FRK) today announced record first quarter net income of $44,279,000 or $.67 per diluted share for the first quarter of fiscal year 2007 versus $42,015,000 or $.63 per diluted share for the same quarter of fiscal year 2006. This year's first quarter included after-tax gains of $2,550,000 ($.04 per diluted share) from the sale of real estate as compared to $2,562,000 ($.04 per diluted share) last year from the sale of real estate and the exchange of land parcels in the settlement of a lawsuit.

Consolidated total sales for the quarter decreased 3.6% to $295,349,000 from $306,252,000 in the same quarter last year. Average selling prices increased in all three segments. Gross profit increased approximately 2.3% to $91,423,000 compared to $89,325,000 in the same quarter last year. Gross profit and margin improved in the aggregates and cement and calcium segments, but declined in the concrete products segment.

First quarter operating profit increased 8.4% to $66,906,000
($3,972,000 from real estate gains) versus $61,749,000 in the first quarter of fiscal 2006.

Selling, general and administrative expenses for the first quarter of fiscal year 2007 decreased to $28,489,000 (9.6% of sales) from $28,772,000 (9.4% of sales) last year, primarily due to reduced spending on new site permitting.

Depreciation, depletion and amortization increased to $19,017,000 in the first quarter of fiscal year 2007 compared to $16,806,000 for the same quarter of fiscal year 2006. Capital expenditures were $92,291,000 in the first quarter of fiscal year 2007 compared to $36,615,000 in the first quarter of fiscal year 2006.

Commenting on the first quarter of fiscal year 2007 results, President and CEO John Baker stated that:

"Although our volumes were off in all three segments, the pricing improvements achieved earlier in the year seemed to hold through the quarter helping us to still achieve year over year earnings improvement. Our second quarter does not look to be as promising on a year over year basis as we had both incredible markets and favorable weather in the second quarter of fiscal 2006 when we achieved a then all-time quarterly


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earnings record.  Nevertheless January  aggregate
price increases in most markets should offset to some degree the continuing trend of volume declines on the back of falling residential construction."

Outlook: For the coming quarter, residential demand continues to decline along with slight declines in non-
residential demand. Improved highway spending in most markets is the one positive market demand force along with aggregates price improvements implemented January 1.

The Company will host a conference call at 10:00 a.m. E.S.T. on Thursday, February 1, 2007. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-682-4386 (security code FLORIDA ROCK), or via the Internet through the Conference America, Inc.
website                                                   at
http://www.yourcall.com/real/players/frk020107.ram  or   via
the  Company's  website at www.flarock.com.   If  using  the
Company's website, click on Investor Relations - Florida Rock Industries, Inc. Conference Stream. There will be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mix concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission

                FLORIDA ROCK INDUSTRIES, INC.
         Summary of Consolidated Sales and Earnings
       (Amounts in thousands except per share amounts)
                         (Unaudited)

            FOR THE QUARTER ENDED DECEMBER 31

                               2006    2005

Net Sales                $ 287,059  297,834
Freight Revenues             8,290    8,418
                           -------  -------
     Total Sales           295,349  306,252
Gross Profit                91,423   89,325
Operating Profit            66,906   61,749
Interest Income/Expense      1,193      477
(net)
Other Income/Expense (net)     877    3,939
Income before taxes         68,976   66,165
Net Income               $  44,279   42,015
Earnings per common share:
Basic                    $     .68      .64
Diluted                  $     .67      .63
Weighted average shares
outstanding:
Basic                        65,339  65,557
Diluted                      66,453  66,828


                FLORIDA ROCK INDUSTRIES, INC.
                     Balance Sheet Data
                   (Amounts in thousands)
                         (Unaudited)
                             December 31,2006   September 30, 2006
Cash and cash equivalents          $   69,164               93,353
Accounts receivable, net              134,332              150,088
Inventories                            52,934               53,015
Other current assets                    8,371                8,735
Property, plant and equipment, net    760,982              690,012
Other non-current assets              245,232              241,057
                                   ----------             --------
  Total Assets                    $ 1,271,015            1,236,260
                                   ==========            =========

Current liabilities                 $ 148,043              151,266
Long-term debt (excluding
current maturities)                    16,364               16,423
Deferred income taxes                  93,102               92,449
Other non-current liabilities          60,760               60,226
Shareholders' equity                  952,746              915,896
                                     --------             --------
  Total Liabilities and
   Shareholders' Equity           $ 1,271,015            1,236,260
                                   ==========            =========

                FLORIDA ROCK INDUSTRIES, INC.
       Business Segments Volumes and Price Comparisons
                         (Unaudited)



                              2007           2006
                         First Quarter   First Quarter
                         -------------   -------------
Product Volumes:
   Ready-Mix Yards        1,546,488        1,777,170
   Block                 14,892,928       21,879,330
   Aggregate Producing
     Tons                 9,673,002       10,249,142
   Cement Tons              470,730          582,362

Average Prices:
   Ready-Mix Yards        $  100.64            88.07
   Block                  $    1.40             1.28
   Aggregate Producing
     Tons                 $    8.34             7.02
   Cement Tons            $  102.92            91.11


                      Business Segments
                   (Amounts in thousands)
                         (Unaudited)


The Company has identified its business segments as Aggregates, Concrete Products, Cement and Calcium Products. All of the Company's operations are located in the southeastern and Mid-Atlantic States and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                                Three Months Ended
                                     December 31

                                   2006      2005
                                  -----      ----
Net Sales, excluding freight
     Aggregates                  $ 92,181   84,487
     Concrete products            183,658  195,110
     Cement and calcium            48,194   54,066
     Inter-segment sales          (36,974) (35,829)
                                  -------  -------

Total Net Sales, excluding
  freight                        $287,059  297,834
                                  =======  =======
Operating Profit
     Aggregates                  $ 24,678   20,601
     Concrete products             27,256   31,320
     Cement and calcium            19,566   15,101
     Corporate overhead            (4,594)  (5,273)
                                   ------   -------

Total Operating profit           $ 66,906   61,749
                                   ======   ======

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